Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BARRACUDA NETWORKS, INC.

The undersigned, David Faugno, hereby certifies that:

A. He is the duly appointed Senior Vice President and Chief Financial Officer of Barracuda Networks, Inc., a Delaware corporation (the “Corporation”):

B. The name of this Corporation is Barracuda Networks, Inc. The original Certificate of Incorporation was filed with the Secretary of the State of Delaware on November 17, 2004.

C. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Fourth Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the Corporation’s Third Amended and Restated Certificate of Incorporation.

D. The terms and provisions of this Fourth Amended and Restated Certificate of Incorporation have been duly approved by the Board of Directors of the Corporation (the “Board of Directors”) and the written consent of the required number of shares of outstanding stock of the Corporation pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, and written notice pursuant to Subsection 228(e) of the General Corporation Law of the State shall be given to those stockholders whose consent has not been obtained.

E. The Certificate of Incorporation of the Corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of the Corporation is Barracuda Networks, Inc.

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware as the same exists or may hereafter be amended.

ARTICLE III

The total number of shares of stock that the Corporation shall have authority to issue is Two Hundred Twelve Million Eight Hundred Seventy Eight Thousand Six Hundred Sixty-Six (212,878,666) shares, consisting of One Hundred Sixty Million (160,000,000) shares of Common Stock, $0.001 par value per share, and Fifty Two Million Eight Hundred Seventy Eight Thousand Six Hundred Sixty-Six (52,878,666) shares of Preferred Stock, $0.001 par value per share. Thirty Million One Hundred Fifty Thousand Seven Hundred Fifty Three (30,150,753) shares of Preferred Stock shall be designated “Series A Preferred Stock” and Twenty Two Million Seven Hundred Twenty Seven Thousand Nine Hundred Thirteen (22,727,913) shares of Preferred Stock shall be designated “Series B Preferred Stock.”

ARTICLE IV

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this Article IV, the following definitions shall apply:

(a) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(b) “Corporation” shall mean Barracuda Networks, Inc.

(c) “Distribution” shall mean (i) the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or (ii) the purchase or redemption of shares of the Corporation for cash or property other than: (A) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation, at a per share price equal to the lower of cost or the then fair market value, upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; (B) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation pursuant to rights of first refusal contained in agreements providing for such right; (C) any other repurchase or redemption of capital stock of the Corporation approved by the Board of Directors, including both Series A Directors (as defined herein); or (D) the redemption of Series A Preferred Stock and Series B Preferred Stock as provided in Section 6 hereof.

(d) “Equity Incentive Plan” shall mean the Company’s 2004 Stock Option Plan, the Company’s 2012 Stock Option Plan, Purewire, Inc.’s 2008 Stock Incentive Plan and Restricted Stock Units issued by the Company.

(e) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(f) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

(g) “Preferred Stock” shall mean the Series A Preferred Stock and the Series B Preferred Stock.

(h) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(i) “Redemption Price” means, with respect to the Series A Preferred Stock, the Series A Original Issue Price plus an amount equal to all declared and unpaid dividends thereon, and with respect to the Series B Preferred Stock, the Series B Liquidation Preference.

(j) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(k) “Series A Conversion Price” shall mean $1.327 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(l) “Series A Liquidation Preference” shall mean the greater of (i) $1.990 and (ii) the amount to which such holder of Series A Preferred Stock would be entitled to receive upon a Liquidation if such holder’s Series A Preferred Stock was converted into Common Stock immediately prior to such event, in each case, per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(m) “Series A Original Issue Price” shall mean $1.327 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(n) “Series B Conversion Price” shall mean $5.61178 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(o) “Series B Liquidation Preference” shall mean the greater of (i) $7.01472 and (ii) the amount to which such holder of Series B Preferred Stock would be entitled to receive upon a Liquidation if such holder’s Series B Preferred Stock was converted into Common Stock immediately prior to such event, in each case, per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(p) “Series B Original Issue Price” shall mean $5.61178 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

2. Dividends.

(a) Dividends. Any dividends (other than dividends on Common Stock payable solely in Common Stock) declared or paid in any fiscal year shall be declared or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4 hereof).

(b) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders as a Distribution shall be valued as set forth in Section 3(e) below.

(c) Consent to Certain Distributions. In accordance with Section 500 of the California Corporations Code, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of Preferred Stock of the Corporation.

3. Liquidation Rights.

(a) Liquidation Preference. In the event of any Liquidation (as defined below), either voluntary or involuntary:

(i) the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock and Common Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock held by them equal to the sum of (A) the Series B Liquidation Preference and (B) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock; and

(ii) thereafter, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to the sum of (A) the Series A Liquidation Preference and (B) all declared but unpaid dividends (if any) on such share of Series A Preferred Stock;

provided, that, if upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be first distributed with equal priority and pro rata among the holders of the Series B Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a) and, thereafter, to the extent any assets of the Corporation legally available for distribution remain after such distribution to the Series B Preferred Stock, such remaining assets shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b) Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 3(a) above, the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.

(c) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Preferred Stock.

(d) Liquidation; Deemed Liquidation. For purposes of this Section 3, a “Liquidation” shall be deemed to be occasioned by, or to include: (i) a merger or consolidation of the Corporation with or into any other entity or entities (but excluding any merger effected solely for the purpose of reincorporating into another state) or the merger of any other entity or entities into the Corporation, in which the holders of the Corporation’s voting power immediately prior to such merger or consolidation, hold (together with their affiliates), immediately after such merger or consolidation, less than a majority of the voting power of the Corporation or the surviving or successor entity in such merger or consolidation (or its parent); (ii) a sale, lease or other conveyance of, including the grant of an exclusive license with respect to, all or substantially all of the assets of the Corporation; (iii) any sale, transfer, or issuance or series of sales, transfers, and/or issuances of shares of the Corporation’s capital stock by the Corporation or the holders thereof as a result of which the holders of the Corporation’s outstanding voting stock immediately prior to such sale or issuance own less than 50% of the Corporation’s outstanding voting stock immediately after such sale or issuance; (iv) an exclusive, irrevocable licensing of all or substantially all of the Corporation’s intellectual property to a third party; or (v) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. Notwithstanding the foregoing, the treatment of a transaction as a Liquidation pursuant to this Section 3(d) may be waived, either prospectively or retrospectively and either generally or in a particular instance, by the consent or vote of the holders of two-thirds of the outstanding Preferred Stock.

(e) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) If the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the distribution date shall be deemed to be the date such transaction closes.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Series A Original Issue Price by the Series A Conversion Price. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Series B Original Issue Price by the Series B Conversion Price. The rate at which each share of Preferred Stock may be converted into share(s) of Common Stock is referred to herein as the “Conversion Rate” for such share of Preferred Stock. Upon any decrease or increase in the Series A Conversion Price or Series B Conversion Price (as applicable) for any share of Preferred Stock, as described in this Section 4, the Conversion Rate for such share of Preferred Stock shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share: (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of the Corporation’s Common Stock (a “Public Offering”); or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of at least two-thirds of the Preferred Stock then outstanding, or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock that are then being converted shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either: (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock; or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Series A Conversion Price and Series B Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Series A Conversion Price and Series B Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(e) Adjustments for Subdivisions or Combinations of Series A Preferred Stock. In the event the outstanding shares of Series A Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series A Preferred Stock, the Series A Original Issue Price and Series A Liquidation Preference in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Series A Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series A Preferred Stock, the Series A Original Issue Price and Series A Liquidation Preference in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Series B Preferred Stock. In the event the outstanding shares of Series B Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series B Preferred Stock, the Series B Original Issue Price and Series B Liquidation Preference in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Series B Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series B Preferred Stock, the Series B Original Issue Price and Series B Liquidation Preference in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of the Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out of all the provision of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4(h) shall prohibit the Corporation from amending its Certificate of Incorporation with the requisite consent of its stockholders and the Board of Directors, in accordance with applicable law and as provided herein.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Series A Conversion Price or Series B Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock or Series B Preferred Stock, as the case may be, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Series A Conversion Price or Series B Conversion Price, as the case may be, at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(j) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a Liquidation;

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least (10) days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of two-thirds of the Preferred Stock.

In the event the notice requirements of this section are not complied with or waived, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in this subsection.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) No Series Voting. Other than as provided herein or as required by law, there shall be no series voting.

(c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(d) Composition of the Board of Directors; Voting. Directors shall be divided into two separate classes: “Class 1 Directors” and “Class 2 Directors.” The Board of Directors shall initially consist of eight (8) members, each of whom shall be a Class 1 Director and have one (1) vote per director on all matters to be considered by the Board of Directors. The number of directors constituting the Board of Directors shall, at the request of the holders of a majority of the Preferred Stock, be increased by one (1) and such director shall be a Class 2 Director and have four (4) votes on all matters to be considered by the Board of Directors.

(e) Election of Directors. The Class 1 Directors shall be designated pursuant to a written consent of the Corporation’s stockholders as follows: the holders of Common Stock, voting as a separate class, shall be entitled to designate four (4) Class 1 Directors; the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to designate two (2) Class 1 Directors (the “Series A Directors”); and the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to designate (2) Class 1 Directors (the “Series B Directors”). In the event the number of directors constituting the Board is, at the request of the holders of a majority of the Preferred Stock, increased pursuant to Section 5(d), the holders of a majority of the Preferred Stock, voting, on an as-converted basis as a single class, shall be entitled to designate one (1) Class 2 Director pursuant to a written consent of the holders of a majority of the Preferred Stock. Any vacancy created by the death, removal or resignation of a director, shall be filled only by the holders of shares of such class or series having the right to elect such director and may be accomplished by: (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders; or (ii) written consent, if the consenting stockholders hold a number of shares that would be sufficient to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office with cause only upon the affirmative vote of the majority of the Directors; any director may be removed during his or her term of office without cause only upon the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

(f) Quorum, Required Vote and Adjournment. Directors then in office holding a majority of the votes (or such greater number required by applicable law) of all directors then in office shall constitute a quorum for the transaction of business. The vote of directors holding a majority of votes present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(g) Adjustment in Authorized Common Stock. Subject to any separate class vote required by Article 7 hereof, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of Preferred Stock and the holders of Common Stock, voting together and not as separate classes, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

6. Redemption.

(a) At any time after the fifth (5th) anniversary of the initial issuance of the shares of Series B Preferred Stock, and at the election of the holders of at least two-thirds of the then outstanding shares of Preferred Stock, this Corporation shall redeem, out of funds legally available therefor, all or a portion (as determined by such holders of Preferred Stock) of the outstanding shares of Preferred Stock which have not been converted into Common Stock pursuant to Section 4 hereof. Within ninety (90) days after receipt of such redemption request (each, a “Redemption Date”), the Corporation shall redeem each share of Preferred Stock by paying in cash an amount per share equal to the Redemption Price applicable to such share.

(b) Any redemption effected pursuant to Section 6(a) shall be made on a pro rata basis among the holders of the Preferred Stock in proportion to the shares of Preferred Stock then held by them.

(c) At least fifteen (15), but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided herein, on or after the Redemption Date each holder of Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(d) From and after the applicable Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred

Stock designated for redemption in the Redemption Notice as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will first be used to redeem the maximum possible number of such shares ratably among the holders of Series B Preferred Stock (if applicable) to be redeemed based upon their holdings of Series B Preferred Stock and, thereafter, the maximum possible number of such shares ratably among the holders of Series A Preferred Stock (if applicable) to be redeemed based upon their holdings of Series A Preferred Stock. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.

(e) On or prior to each Redemption Date, the Corporation may deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $2,000,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered a share certificate to the Corporation pursuant to Section 6(e) above. As of the Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 6(e) for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock pursuant to Section 4 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 6(e) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board.

7. Amendments and Changes.

The Corporation shall not (by merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than two-thirds of the outstanding shares of the Preferred Stock:

(i) amend, alter or waive any provision of the Certificate of Incorporation of the Corporation or the Bylaws of the Corporation in a manner that is adverse to the holders of Preferred Stock;

(ii) alter or change the rights, preferences or privileges of any equity interest or capital stock of the Corporation;

(iii) increase or decrease (other than decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Common Stock or Preferred Stock;

(iv) create or issue any securities of the Corporation having rights, preferences or privileges which are senior to any of the rights of any of the Preferred Stock, or effect a merger, business combination, or other corporate transaction or series of related transactions pursuant to which the rights, preferences or privileges of the Preferred Stock will be changed in any way or pursuant to which the Corporation or a successor corporation will have authorized any securities having rights, preferences, privileges or preferences which are senior to the rights of any of the Preferred Stock;

(v) authorize or enter into any transaction or series of related transaction deemed to be a Liquidation;

(vi) authorize or enter into (1) a dissolution or winding up of the Corporation, including any transaction set forth in Section 3(d), or (2) any transaction or series of related transactions constituting a Liquidation under Section 3(d);

(vii) increase or decrease the size or change the composition of the Board of Directors;

(viii) declare, pay or make any Distribution with respect to the Preferred Stock, Common Stock or other capital stock of the Corporation;

(ix) amend or alter any Equity Incentive Plan in existence at the time of the issuance of the Series B Preferred Stock or adopt, grant, or implement any new Equity Incentive Plan;

(x) enter into any arrangement or agreement (whether written or oral) with any director, officer, employee, or stockholders of the Corporation, or any affiliate thereof, other than employment compensation arrangements (including pursuant to the Equity Incentive Plans);

(xi) engage in any material respect in any line of business or business activity which is unrelated to any of the Corporation’s lines of business or business activities;

(xii) remove or replace the chief executive officer or the chief financial officer of the Corporation;

(xiii) issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation;

(xiv) approve the Corporation’s annual budget or business plan;

(xv) make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) not included in the company’s annual business plan and budget approved by the Board of Directors; or

(xvi) take any other action, including without limitation by way of merger, business combination, recapitalization, reincorporation or other corporate transaction or series of related transactions, the consummation of which would have substantially the same effect of any of the foregoing.

8. Reissuance of Preferred Stock. In the event that any shares of Preferred Stock shall be converted pursuant to Section 4 or otherwise repurchased by the Corporation, the shares so converted or repurchased shall be cancelled and shall not be issuable by this Corporation.

9. Notices. Any notice required by the provisions of this Article IV to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

Unless otherwise set forth herein, the number of directors which constitute the Board of Directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

ARTICLE VIII

To the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors.

The Corporation shall have the power to indemnify and hold harmless, to the extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

Except as provided in Article IV above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * *

The undersigned hereby certifies, under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of his own knowledge.

Executed at Campbell, California, on December 7, 2012.

/s/ David Faugno
David Faugno Senior Vice President and Chief Financial Officer

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